Exhibit 99.1


Independent Auditors' Report


The Board of Directors
QVC, Inc.:

We have audited the consolidated balance sheet of QVC, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the eleven-month period ended December 31, 1995 (such consolidated financial statements are not separately presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QVC, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the eleven-month period then ended, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
February 2, 1996